SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant     ☑
Filed by a Party other than the Registrant     ☐

Check the appropriate box:
☐ ☐	Preliminary Proxy Statement Definitive Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Imperial Parking Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement no.:

(3)	Filing Party:

(4)	Date Filed:

Imperial Parking Corporation has established a toll-free telephone number that its shareholders can call beginning April 19, 2004, in connection with the special meeting of shareholders on April 29, 2004. The number is 1-888-331-7122. The recorded message on this telephone number will be updated each day until the day of the special meeting. Shareholders who call this telephone number will receive the following message:

Hello, you have reached the toll-free recorded message for shareholders of Imperial Parking Corporation.

The Company is holding a special meeting of shareholders on April 29, 2004, at which shareholders will be asked to consider and vote on a proposal to approve the merger agreement among Imperial Parking Management, LLC, IPK Acquisition Corporation and the Company.

Please refer to the Company’s Proxy Statement dated March 25, 2004 for further details regarding the meeting and this message. This message is not intended to replace, summarize or substitute for the information contained in the Proxy Statement.

The Proxy Statement explains that the exact amount of cash payable to each shareholder in connection with the merger may be less than $26.00 per share if transaction costs exceed a specified threshold. The exact amount you will receive for your shares cannot be determined before the end of the day on which the merger is completed, so the amount indicated in this message is only an estimate.

This message is intended to advise you of the amount payable in the merger for each share of Imperial Parking Corporation common stock had the proposed merger occurred yesterday, based on our estimate of the total transaction costs paid and incurred as of yesterday.

Had the proposed merger occurred yesterday, we estimate that you would have received $                     per share.

Again, please refer to the Proxy Statement for further information regarding this message. This message will be updated each day until the date of the shareholder meeting, and shareholders are encouraged to call back for an updated estimate.

Thank you and goodbye.